                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Check the appropriate box:

[ ]  Preliminary Information Statement
[X]  Definitive Information Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                            MOBINETIX SYSTEMS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                             MOBINETIX SYSTEMS, INC.
                               500 Oakmead Parkway
                               Sunnyvale, CA 94806


                              INFORMATION STATEMENT


                                  INTRODUCTION


GENERAL INFORMATION FOR STOCKHOLDERS

        This information statement is furnished in connection with the prior receipt by the Board of Directors of MobiNetix Systems, Inc., a Delaware corporation (the "COMPANY"), of approval by written consent of the holders of a majority of the Company's Common and Preferred Stock (the "VOTING CAPITAL STOCK") of a proposal (the "PROPOSAL") to approve an amendment (the "AMENDMENT") to the Company's Restated Certificate of Incorporation to increase the total authorized shares of Preferred Stock of the Company and create a new series of Preferred Stock which shall be designated "Series D Preferred" and fix the rights, preferences and privileges of such Series D Preferred (the "SERIES D AUTHORIZATION"). This information statement is being first sent to stockholders on or about April 23, 1998. The Company anticipates that the Amendment will be filed with the Delaware Secretary of State on or about May 26, 1998.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

VOTE REQUIRED

        The vote required to approve the Proposal is the affirmative vote of the holders of (i) a majority of the Company's Voting Capital Stock, voting together on an as-converted basis, (ii) two-thirds of the Series B Preferred Stock (the "Series B Preferred") and (iii) two-thirds of the Series C Preferred Stock (the "Series C Preferred"). Each holder of Common Stock is entitled to one vote for each share held. Each holder of Series B Preferred is entitled to two votes for each share held. Each holder of Series C Preferred is entitled to forty votes for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock and Preferred Stock of the Company, and for determining stockholders entitled to vote, is the close of business on April 13, 1998 (the "RECORD DATE"), the day on which the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment. As of the Record Date, the Company had outstanding 1,597,580 shares of Common Stock, no shares of Series A Preferred, 850,589 shares of Series B Preferred and 28,125 shares of Series C Preferred.

VOTE OBTAINED - SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

        Section 228 of the Delaware General Corporation Law (the "DELAWARE LAW") provides that the written consent of the holders of outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of Voting Capital Stock entitled to vote thereon is required in order to amend the Certificate. Furthermore, as required by the Company's Restated Certificate of Incorporation, the vote of the holders of two-thirds of both the outstanding Series B Preferred and Series C Preferred is required to approve the Amendment. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Series D Authorization as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company and the written consent of the holders of two-thirds of both the Series B Preferred and the Series C Preferred.

        Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Delaware Law are afforded to the Company's stockholders as a result of the approval of the Proposal.

























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

         PROPOSAL TO AUTHORIZE THE CREATION OF SERIES D PREFERRED STOCK

GENERAL

        On April 20, 1998, the Company's Board of Directors took action without meeting, subject to stockholder approval, to amend Article FOURTH of the Company's Restated Certificate of Incorporation to (i) increase the total authorized shares of Preferred Stock of the Company to 3,071,274 shares, 70,000 shares of which shall be designated "Series A Preferred", 1,700,000 of which shall be designated "Series B Preferred", and 28,125 shares of which shall be designated "Series C Preferred"; (ii) create a new series of Preferred Stock which shall be designated "Series D Preferred", consisting of 1,273,149 shares; and (iii) fix the rights, preferences and privileges of such Series D Preferred. On April 20, 1998 this proposal to amend Article FOURTH of the Company's Restated Certificate of Incorporation was approved by written consent of the holders of a majority of the Company's Voting Capital Stock, voting together as a single class, and by the holders of two-thirds of both the Series B Preferred and Series C Preferred.

REASONS FOR SERIES D AUTHORIZATION

        The Company's Restated Certificate of Incorporation will be amended, as described above, in connection with the proposed sale of 1,273,149 shares of Series D Preferred (the "Series D Financing") to Welch Allyn, Inc., a New York corporation ("Welch Allyn") for an aggregate price of $6,875,000.00 in cash. The Series D Financing is expected to close on or about June 2, 1998. The Board of Directors of the Company has determined that the Series D Financing is the most favorable means of obtaining necessary capital. The Company intends to use the proceeds primarily for procurement of production materials and supplies and retirement of existing debt.

DESCRIPTION OF SERIES D PREFERRED STOCK

        Each share of Series D Preferred shall be entitled to receive dividends to the same extent as the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred are entitled to receive, along with any distributions required to be made to the holders of the Series B Preferred and Series C Preferred, the amount of $5.40 per share, plus declared but unpaid dividends on the Series D Preferred. After such distributions are made to the holders of the Series B Preferred, Series C Preferred, and Series D Preferred, the holders of the Series A Preferred shall be entitled to receive a certain distribution amount as set forth in the Certificate of Incorporation. Thereafter, the holders of the Series D Preferred are entitled to receive any additional distributions, along with the holders of the Series B Preferred, Series C Preferred, and Common Stock, in proportion to the number of shares of Common Stock (assuming full conversion of such shares of Series B Preferred, Series C Preferred, and Series D Preferred) held by them.

        Each share of Series D Preferred is convertible at any time into Common Stock on a one-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the Series D Preferred will be automatically converted into Common Stock upon the




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

occurrence of (i) the closing of the sale of the Company's Common Stock in a firm commitment, underwritten public offering with aggregate proceeds to the Company of at least $25 million, or (ii) the written election of holders of a majority of the Series D Preferred then outstanding.

        The holders of Series D Preferred are entitled to vote with the holders of Common Stock on an as-converted basis as a single class on all matters presented for stockholder vote. With respect to the election of the directors of the Company, the holders of the Series D Preferred have the exclusive right to elect one director of the Company, provided that person is reasonably acceptable to the Board of Directors, with remaining directors elected by all classes of stock entitled to vote, including the Series D Preferred. In addition, the Series D Preferred contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, limit the Company's ability to, without the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Series D Preferred (i) effect any sale or other conveyance of all or a substantial portion of the assets of the Company or any of its subsidiaries (other than in the ordinary course of business); (ii) amend, repeal, or waive any provision of, or add any provision to, the Company's Certificate of Incorporation or Bylaws; (iii) authorize or issue any class or series of equity securities having any right, including but not limited to, any preference or priority as to voting, dividends, redemptions or distribution of assets upon liquidation, merger or otherwise, which is superior to or on a parity with any such preference or priority of the Series D Preferred, Series C Preferred or Series B Preferred; (iv) declare or pay a dividend on any shares of Common Stock or other shares of capital stock of the Company; (v) effect a liquidation, dissolution, merger, consolidation, recapitalization, reorganization or winding up of the Company or any other transaction or related series of transactions pursuant to which the stockholders of the Company immediately prior to such transaction shall own less than 50% of the voting securities of the surviving corporation or entity or effect the sale, transfer or lease of all or substantially all of the assets of the Company; (vi) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, of any shares of any class or series of Common Stock, except at cost from employees, advisors, officers, directors and consultants of, and persons performing services for, this Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association; or (vii) issue any shares of Series A Preferred or Series B Preferred.


EFFECTS OF SERIES D AUTHORIZATION AND PROPOSED SERIES D FINANCING

        Stockholders should be aware that the issuance of additional shares could have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock and Preferred Stock of the Company. Additionally, as currently contemplated, the holders of Series D Preferred would have the right to elect one member of the Company's Board of Directors (the "Series D Director"). Such an arrangement would reduce the proportionate Board representation of the holders of the Common Stock, Series B Preferred and Series C Preferred.

CERTAIN MATTERS RELATED TO THE PROPOSAL

        Approximately 20 days after this Information Statement has been distributed to the Company's stockholders, the Company will file the necessary documents with the Secretary of State of Delaware to amend Article FOURTH of the Certificate as described above.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information known to the Company regarding the beneficial ownership of each class of the Company's voting securities as of April 13, 1998, by (a) each beneficial owner of more than 5% of the Company's Common Stock, (b) the Named Officers, (c) each director of the Company and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.


                                                    Amount and Nature of
                       Name and Address of               Beneficial
   Title of Class        Beneficial Owner               Ownership(2)      Percent of Class(3)
   --------------      -------------------          --------------------  -------------------
Series B             Life Investors Company           352,942 shares             41.5%
Preferred            of America                       directly owned
Stock(1)             4333 Edgewood Rd NE
                     Cedar Rapids, IA  52499

Series B             Storie Partners L.P.             92,371                     10.9%
Preferred            1 Bush St., Suite 1350
Stock(1)             San Francisco, CA  94104

Series B             Rainbow Technologies, Inc.       90,993                     10.7%
Preferred            50 Technology Drive
Stock(1)             Irvine, CA   92618

Series B             Associated Capital, L.P.         88,235                     10.4%
Preferred            477 Madison Ave.
Stock(1)             14th Floor
                     New York, NY  10022





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

                                                    Amount and Nature of
                       Name and Address of               Beneficial
   Title of Class        Beneficial Owner               Ownership(2)      Percent of Class(3)
   --------------      -------------------          --------------------  -------------------
Series B             JDN Partners L.P.                     58,824                  6.9%
Preferred            2420 Camino Ramon
Stock(1)             Suite 222
                     San Ramon, CA  94583

Common Stock         Aziz Valliani(4)                     448,933                 25.0%
                     MobiNetix Systems, Inc.
                     500 Oakmead Parkway
                     Sunnyvale, CA 94086

Common Stock         Nazim Kareemi(5)                     302,933                 18.4%
                     MobiNetix Systems, Inc.
                     500 Oakmead Parkway
                     Sunnyvale, CA 94086

Common Stock         Abbas Rafii(6)                       222,938                 13.5%
                     MobiNetix Systems, Inc.
                     500 Oakmead Parkway
                     Sunnyvale, CA  94086

Common Stock         Llavan Fernando(7)                   229,938                 13.9%
                     MobiNetix Systems, Inc.
                     500 Oakmead Parkway
                     Sunnyvale, CA  94086

Common Stock         David M. Licurse, Sr.(8)             232,928                 14.0%
                     MobiNetix Systems, Inc.
                     500 Oakmead Parkway
                     Sunnyvale, CA  94086

Common Stock         Wilmont Living Trust                 175,000                 10.9%
                     13333 La Cresta Drive
                     Los Altos, CA  94022

Common Stock         All Directors and Officers         1,437,670                 70.9%
                     as a group(4)-(8)

Series C             Nazem & Company                       28,125                  100%
Preferred            3000 Sand Hill Road
Stock(1)             Building 2, Suite 205
                     Menlo Park, CA  94025




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

----------------------

(1) The Company effected a reverse stock split in October 1996, converting each share of Series B Preferred into one-half share and increasing the conversion ratio of Series B Preferred into Common Stock from 1:1 to 1:2 and converting each share of Series C Preferred into one-fourth share and increasing the conversion ratio of Series C Preferred into Common Stock from 1:10 to 1:40.

(2) Includes outstanding options to purchase Common Stock, which may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with the Company with respect to any unvested shares.

(3) Applicable percentage ownership is based on 1,597,580 shares of Common Stock outstanding as of April 13, 1998, 850,589 shares of Series B Preferred Stock outstanding as of April 13, 1998 and 27,125 shares of Series C Preferred Stock outstanding as of April 13, 1998. The percentage ownership of the Common Stock also treats as outstanding all shares of Common Stock issuable upon exercise of options held by the particular beneficial owner that are included in the first column.

(4) Includes 195,000 shares issuable upon exercise of outstanding stock options.

(5) Includes 49,000 shares issuable upon exercise of outstanding stock options.

(6) Includes 55,000 shares issuable upon exercise of outstanding stock options.

(7) Includes 167,938 shares held by the Llavanya X. Fernando Trust as to which Mr. Fernando claims voting and investment control and 62,000 shares issuable upon exercise of outstanding stock options.

(8) Includes 162,428 shares held by the D and P Licurse Trust, for the benefit of Mr. Licurse's wife, and 70,500 shares issuable upon exercise of outstanding stock options. Mr. Licurse disclaims beneficial ownership of the shares held by the trust for the benefit of his wife.



                       BY ORDER OF THE BOARD OF DIRECTORS


May 4, 1998





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